EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into as of Sept. 13, 2011, by and between Game Plan Holdings, Inc., a Nevada corporation (hereinafter referred to as the "Company") and Matthew Housser, an individual (hereinafter referred to as the "Consultant") (collectively, the "Parties").

RECITALS

WHEREAS, Consultant has training and experience pertaining to software development, online marketing and products and social media; and

WHEREAS, the Company acquired www.CheckinSave.com ("CheckinSave") through an Asset Purchase Agreement;

WHEREAS, Consultant is a founder of CheckinSave and the Company wishes to continue Consultant's services to CheckinSave to assist the Company in the development of the CheckinSave website, mobile application and associated products as the Company's co-Chief Technical Officer.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.	CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the "Consulting Services"). Consultant hereby agrees to utilize its best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

The Company hereby agrees to utilize its best efforts in launching and marketing the CheckinSave website, mobile application and associated products, including payment for the development and marketing of such products, however, the Company makes no warranties, representations or guarantees regarding the eventual effectiveness of the development or marketing of such products.

2.	TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof and shall continue for a term of one (1) year (the "Initial Employment Term"). During the Initial Employment Term, Consultant may only be terminated for intentional, wrongful conduct. After the Initial Employment Term, this Agreement shall continue to be in effect and shall be terminable at-will by the Company or Consultant upon thirty (30) days' written notice. Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

3.	TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies so long as such companies are not in direct competition with the business and products of the Company.

4.	PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most services in accordance with this Agreement at Consultant's offices. In addition, the Consultant will perform services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.	COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.

Consultant understands and acknowledges that a vital part of the Company's acquisition of CheckinSave and its employment of Consultant is Consultant's knowledge and experience needed to develop, market, launch and maintain the CheckinSave website. In the event that this Agreement is terminated prior to a successful completion of the sale of the Website, or if Consultant breaches any of the covenants, conditions or representations herein, Consultant will forfeit all rights to the Performance Stock and the Change in Control Stock as described in the Asset Purchase Agreement (unless otherwise previously issued).

6.	INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

7.	CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent. It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.	COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)  Comply with all federal and state laws;

(b)  Not make any representations other than those authorized by the Company; and

(c)  Not publish, circulate or otherwise use any materials other than materials provided by or otherwise approved by the Company.

9.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the provisions contained herein and for continued employment by the Company, Consultant shall not, for a period of two (2) years immediately following his last day of employment:

(a)  Directly or indirectly compete with the Company as an owner, manager, operator, employee, salesman, agent, consultant, shareholder, or other participant anywhere in the United States or Canada where the Company has established customer contacts and good will as of the last day of Consultant's employment with the Company.

(b)  Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or any successors or to call upon any of the customers of the Company or its affiliates Or successors.

10.	OPTIONS FOR OTHER WORKS

Consultant hereby grants the Company the first option and right of first refusal set forth below to copy, edit, sell, publish, market and distribute all computer software programs, code, processes, and other software development .projects (the "Other Works") which Consultant develops and seeks to market while employed as a Consultant by the Company.

(a)  First Option. Consultant shall promptly inform the Company of each Other Work which Consultant intends to develop for sale or licensing and Consultant shall give the Company a written notice setting forth the specifications for each Other Work. Consultant shall offer the Company the right to market each such Other Work and shall negotiate the terms and conditions of such marketing in good faith. If the Company and Consultant are unable to agree upon the terms and conditions within 30 days of Consultant's written notice, then Consultant shall be free to market the program to third parties, but prior to granting any marketing rights to such Other Work to any third party, Consultant shall offer such rights to the Company as set forth in subparagraph (b) below.

(b)  Right of First Refusal. Prior to entering into any agreement with any third party for the sale or licensing of the rights to market any Other Works which the Company has previously declined to market pursuant to subparagraph (a) above, Consultant shall give the Company written notice setting forth the specifications and terms and conditions under which such rights are proposed to be sold or licensed and the name and address of the party to whom such rights are to be offered. The Company shall then have 30 days in which to review the specifications for the Other Work and the terms of the proposed sale or license and to exercise a right of first refusal to accept or reject the offer. If, during such 30-day period, the Company gives Consultant written notice that the Company accepts such offer, Consultant shall promptly execute an agreement granting to the Company the rights set forth in the notice on the terms and conditions set forth therein. If the Company rejects such offer in writing or if the 30-day period has elapsed with no response from the Company, then Consultant shall be free to enter into an agreement with the party named in the notice for the sale or licensing of such rights on the same terms and conditions as set forth in the notice to the Company. If Consultant or the third party changes the terms and conditions, Consultant shall again offer such rights to the Company as set forth in this subparagraph (b).

(c)  No Waiver. The Company's failure to exercise any of its rights under this Section 10 shall not operate as a waiver of any other rights the Company may subsequently have under this Section 10.

11.	MISCELLANEOUS

(a)  In the event of a dispute related to or arising from the terms of this Agreement: (i) such dispute shall be resolved before the American Arbitration Association in Las Vegas, Nevada and (ii) the prevailing party shall be entitled to all attorneys' fees and costs.

(b)  This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

(c)  This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(d)  This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of Nevada.

(e)  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(f) If any provision hereof is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

Game Plan Holdings, Inc.	Matthew Housser
/s/ Charles Hazzard By: Charles Hazzard Its: President	/s/ Matthew Housser

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Consultant shall perform the following services pursuant to the terms of this Agreement:

(1)  Holding the position of co-Chief Technical Officer and associated services, including but not limited to:

(a)  advising on and assisting in the completion and launch of the www.CheckinSave.com website;

(b)  managing and approving proposed development releases; and

(c)  developing and managing the quality control process, including fixing bugs and addressing user interface issues; and

(d)  identifying technology trends and evolving social media behavior.

The above services will be further defined and delineated by the Company's board of directors from time to time as necessary.

EXHIBIT B
TERMS OF COMPENSATION

The Consultant's compensation hereunder shall be as follows;

1.   ADVISORY FEES. A monthly fee of $1,200 shall be paid to the Consultant beginning with the effective date of this Agreement and continuing until this Agreement is terminated as set forth in paragraph 2 hereinabove.

2.   COMPANY EQUITY.The Company desires to enter into a Stock Option Agreement (the "Option Agreement") in which Consultant shall have the option to purchase 100,000 shares of common stock at $0.50 per share, which shares shall be registered pursuant to Form S-8 of the Securities Act of 1933, if Form S-8 is available to the Company at the time of exercise of the Option Agreement. The vesting period for the stock options is 50,000 shares one year from the date of execution of the Option Agreement and 50,000 shares two years from the date of execution of the Option Agreement. The Option Agreement is attached as Schedule 1 to this Exhibit B.

3.   EXPENSES. Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company's business as substantiated by documentation. Any expenditure above $100 will require oral or written pre-approval of the Company.

SCHEDULE 1

OPTION AGREEMENT

OPTION CERTIFICATE AND AGREEMENT

THIS OPTION CERTIFICATE AND AGREEMENT (this "Option Agreement") is made and entered into as of the date set forth in Schedule 1 to this Agreement and is by and between Game Plan Holdings, Inc., a Nevada corporation (the "Company") and the holder of this Option set forth in Schedule 1 to this Agreement ("Holder"). The Company and the Holder shall sometimes be collectively referred to herein as the "Parties."

RECITALS

WHEREAS, the Company desires to enter into this Option Agreement with Holder whereby the Company has reserved up to 100,000 options (the "Options") to acquire the common stock of the Company at $0.50 per share (the "Shares");

WHEREAS, this Option Agreement contains the terms pursuant to which the Holder shall have the right, but not the obligation, to acquire additional Shares of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties hereto agree as follows:

AGREEMENT

1.       Shares. This Option Agreement shall entitle the Holder to buy the number of Shares set forth in Schedule 1 hereto, which Shares shall be registered pursuant to Form S-8 of the Securities Act of 1933, if Form S-8 is available to the Company at the time of exercise of this Option.

2.       Term of Option. The Options shall be outstanding for a term of two (2) years (the "Term") commencing upon the date of vesting. 50% of the Options listed on Schedule 1 shall vest one year from the date of this Option Agreement, and the remaining 50% shall vest two years from the date of this Option Agreement.

3.       Procedures for Exercise. In the event Holder elects, at its sole and absolute discretion, to exercise this Option, it shall:

a.  Deliver the Stock Option Exercise Form which is attached hereto as Schedule 2 to the Company secretary.

b.  The Stock Option Exercise Form shall be accompanied by a check in the amount of the aggregate exercise price.

c.  Upon such exercise, this Option Agreement shall be canceled and a new Option Agreement shall be issued to Holder reflecting the reduced number(s) of remaining Shares.

4.  Mutilated or Missing Exercise Form. In case the Stock Option Exercise Form shall be mutilated, lost, stolen or destroyed prior to its expiration date, the Company shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and in substitution for the Stock Option Exercise Form lost, stolen or destroyed, a new Stock Option Exercise Form of like tenor and representing an equivalent right or interest.

5.  Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury for the purpose of enabling it to satisfy its obligation to issue Shares upon exercise of Shares, the full number of Shares deliverable upon the exercise of all outstanding Shares. The Company covenants that all Shares which may be issued upon exercise will be validly issued, fully paid and nonassessable outstanding Shares of the Company.

6. Rights of Holder. The Holder shall not, by virtue of anything contained in this Option Agreement or otherwise, prior to exercise of this Agreement, be entitled to any right whatsoever, either in law or equity, of a stockholder of the Company, including without limitation, the right to receive dividends or to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.  Investment Intent. Holder represents to the Company that Holder is acquiring the Shares for investment and with no present intention of distributing or reselling any of the Shares.

8.  Consolidation, Merger  or Sale of the Company. If the Company is a party to a consolidation, merger or transfer of assets which effects a change in control of the Company involving at least 51% of its voting stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be), shall by operation of law assume the Company's obligations under this Agreement. Upon consummation of such transaction the Options shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of Shares would have owned immediately after the consolidation, merger or transfer if the holder had exercised the Option immediately before the effective date of such transaction. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

9.  Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all proposes be deemed to be an original, and such counterparts shall together constitute by one and the same instrument.

10.  Notices. All notices or other communications under this Option Agreement shall be in writing and shall be deemed to have been given if delivered, by hand or mailed by certified mail, postage prepaid, return receipt requested, if to the Company at its principal business address, if to the Holder at the address of the Holder appearing on the books of the Company or the Company's transfer agent, if any. Either the Company or the Holder may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this Paragraph.

11.  Severability. If for any reason any provision, paragraph or term of this Option Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all terms, provisions and paragraphs of this shall be deemed to be severable.

12.  Governing Law; Arbitration. This shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed and construed in accordance with the laws of said State. Any dispute arising under this Agreement shall be resolved before the American Arbitration Association in Las Vegas, Nevada.

IN WITNESS WHEREOF, the Parties hereto have caused this Option Agreement to be duly executed, as of the date and year first above written.

"COMPANY"

GAME PLAN HOLDINGS, INC.

By:  /s/ Chuck Hazzard
Chuck Hazzard

Its:  President

SCHEDULE 1

Name:	Matthew Housser

Address:	1501 - 1010 Richards St.
Vancouver, BC, Canada V6B1G2

Number of Options:	100,000

Date of Issuance:	September 13th 2011

SCHEDULE 2

STOCK OPTION EXERCISE FORM

The undersigned being the Holder of options to acquire shares of common stock of Game Plan Holdings, Inc. hereby exercises the number of options set forth below at the exercise price set forth below:

Number of Options Exercised: __________

Exercise Price Per Option:        $0.50

Total Exercise Price: _________________

Signature of Party Exercising Option:_________________________